Exhibit 99.1

PRESS RELEASE

OM Group to Sell Precious Metals Business to Umicore
Deal to Generate Net Proceeds of Approximately $700 Million

CLEVELAND, Ohio – June 3, 2003 – OM Group, Inc. (NYSE: OMG) announced today that it has entered into a definitive agreement to sell its Precious Metals business to Umicore for €643 million (approximately $752 million) in cash. The transaction is expected to result in net proceeds of approximately $700 million. Plans call for OMG to use the net proceeds to reduce debt.

The sale includes OMG’s automotive catalysts, fuel cells, precious metals chemistry, technical materials, jewelry and electroplating businesses, as well as its metals management business. For the year ended December 31, 2002, the combined sales of these businesses totaled $4.4 billion, with operating profit of $78 million.

The Company currently anticipates that the proposed sale, which is subject to customary U.S. and European regulatory approvals, is expected to close sometime in the third quarter of 2003. During the period prior to closing, OMG will remain committed to meeting the needs of its associates and customers impacted by the sale.

“Completing the sale of the Precious Metals business will be a major milestone in the strategic plan announced to investors in December 2002,” said James P. Mooney, chairman and chief executive officer of OM Group. “It will strengthen our balance sheet and allow the Company to focus on continuing to increase the profitability of our Base Metals businesses.”

Mooney added, “The transaction should greatly benefit all of the involved parties. It will enhance our ability to deliver shareholder value, while Umicore will gain a widely recognized technical and market leader with a dedicated work force.”

Thomas R. Miklich, OMG’s chief financial officer, said the proposed transaction will allow the Company to meet the terms and conditions of its amended Revolving Credit Facility and Term Loan Agreement with respect to asset sales long before the December 31, 2003, deadline. “In addition, the debt reduction resulting from the proposed transaction will give us increased financial flexibility in the operation of our Base Metals businesses.”

Headquartered in Brussels, Belgium, Umicore is an international metals and materials group with industrial operations on all continents and serves a global customer base. In 2002, the company generated sales of €3.2 billion.

OM Group, Inc. through its operating subsidiaries, is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. Headquartered in Cleveland, Ohio, OMG operates manufacturing facilities in the Americas, Europe, Asia, Africa and Australia. For additional information on OMG, visit the Company’s Web site at www.omgi.com.

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For more information: Greg Griffith, Director of Investor Relations, 216-263-7455.

NOTE TO EDITORS: OMG announced in a separate release this morning that it has signed a letter of intent to sell its PVC Heat Stabilizer product line for approximately $10 million in cash.

Commentary on business trends and the Company’s financial outlook is provided on the earnings release date during the quarterly teleconference call, which is webcasted, transcribed and posted on the Company’s web site. In the interest of fair disclosure, the Company does not intend to comment on business trends or financial outlook between quarterly earnings release dates. The foregoing discussion may include forward-looking statements relating to the business of the Company. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results of the Company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include the price and supply of the Company’s raw materials, particularly cobalt, copper, nickel and precious metals; the demand for the Company’s products; the effect of non-currency risks inherent in the Company’s operations in foreign countries including political, social, economic and regulatory factors; the effects of the substantial debt incurred in connection with the Company’s acquisitions or ability to refinance or repay debt; the effect of fluctuations in currency exchange rates on the Company’s international operations; the impact of the Company’s restructuring program on its continuing operations; the ability of the Company to identify potential buyers for its assets held for sale, and completing the sale of its Precious Metals business, which in turn may impact the Company’s ability to meet its debt covenants with respect to net proceeds from assets sales; the potential impact of the Company being named in a recent United Nations panel report focusing on companies and individuals operating in the Democratic Republic of Congo; and the potential impact of an adverse result of the shareholder class action lawsuits filed against the Company and the named executives.